As filed with the Securities and Exchange Commission on January 24, 2023

Registration No. 333-192278

Registration No. 333-211904

Registration No. 333-218633

Registration No. 333-233088

Registration No. 333-242356

Registration No. 333-266603

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-192278

Form S-8 Registration Statement No. 333-211904

Form S-8 Registration Statement No. 333-218633

Form S-8 Registration Statement No. 333-233088

Form S-8 Registration Statement No. 333-242356

Form S-8 Registration Statement No. 333-266603

UNDER

THE SECURITIES ACT OF 1933

Benefitfocus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	46-2346314 (IRS Employer Identification No.)

100 Benefitfocus Way

Charleston, South Carolina 29492

(Address, including zip code, of registrant’s principal executive offices)

2012 Stock Plan, as amended

Amended and Restated 2000 Stock Option Plan

Benefitfocus, Inc. 2016 Employee Stock Purchase Plan

Benefitfocus, Inc. Amended and Restated 2012 Stock Plan

Benefitfocus, Inc. Second Amended and Restated 2012 Stock Plan

Benefitfocus, Inc. Second Amended and Restated 2012 Stock Plan, as amended

Benefitfocus, Inc. Third Amended and Restated 2012 Stock Plan

(Full Title of the Plans)

Joel Collins, Esq.

General Counsel and Chief Legal Officer

100 Benefitfocus Way

Charleston, South Carolina 29492

(843) 849-7476

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Melissa Sawyer, Esq.

Scott B. Crofton, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On January 24, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of November 1, 2022, as amended and restated by the Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2022 (the “Merger Agreement”), by and among the Benefitfocus, Inc. (the “Company”), Voya Financial, Inc., a Delaware corporation (“Parent”) and Origami Squirrel Acquisition Corp, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of the Company’s securities pursuant to each of the registration statements filed by the Company on Form S-8 (collectively, the “Registration Statements”) that are listed below.

In accordance with undertakings made by the Company in the following Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof (note that the numbers of securities listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim). Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

•

Registration Statement No. 333-192278, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 12, 2013, which registered the offering of an aggregate of 6,249,766 shares of the Company’s common stock, par value $0.001 per share (“Shares”) issuable pursuant to the 2012 Stock Plan, as amended, and the Amended and Restated 2000 Stock Option Plan;

•

Registration Statement No. 333-211904, originally filed with the SEC on June 7, 2016, which registered the offering of an aggregate of 150,000 Shares issuable pursuant to the Benefitfocus, Inc. 2016 Employee Stock Purchase Plan;

•

Registration Statement No. 333-218633, originally filed with the SEC on June 9, 2017, which registered the offering of an aggregate of 2,700,000 Shares issuable pursuant to the Benefitfocus, Inc. Amended and Restated 2012 Stock Plan;

•

Registration Statement No. 333-233088, originally filed with the SEC on August 7, 2019, which registered the offering of an aggregate of 1,985,000 Shares issuable pursuant to the Benefitfocus, Inc. Second Amended and Restated 2012 Stock Plan;

•

Registration Statement No. 333-242356, originally filed with the SEC on August  7, 2020, which registered the offering of an aggregate of 1,500,000 Shares issuable pursuant to the Benefitfocus, Inc. Second Amended and Restated 2012 Stock Plan, as amended; and

•

Registration Statement No. 333-266603, originally filed with the SEC on August 5, 2022, which registered the offering of an aggregate of 3,200,000 Shares issuable pursuant to the Benefitfocus Inc. Third Amended and Restated 2012 Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on the 24th day of January, 2023.

BENEFITFOCUS, INC.

By:	/s/ Joel Collins
Joel Collins
General Counsel, Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478(c) under the Securities Act of 1933, as amended.